U.S. SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                           FORM 5

         Annual Statement of Changes in Beneficial Ownership

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


____	Check this box if no longer subject to Section 16.  Form 4 or Form 5 obligations may continue.  See Instruction 1(b).
____	Form 3  Holdings Reported
____	Form 4 Transactions Reported



1.	Name and Address of Reporting Person

  	Gallup, Edward L.
  	3130 Gateway Drive
  	PO Box 5625
  	Norcross, GA   30091-5625

2.	Issuer Name and Ticker or Trading Symbol

  	Immucor, Inc./BLUD

3.	IRS or Social Security Number of Reporting Person (Voluntary)

  	###-##-####

4.	Statement for Month/Year

  	5/97

5.	If Amendment, Date of Original (Month/Year)

  	NA

6.	Relationship of Reporting Person to Issuer (check all applicable)

  	X	Director
  	X	Officer (give title below)
   		10% Owner
	   	Other (specify below)

   		President


TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)

  	Common Stock, $.10 par value

2.	Transaction Date (Month/Day/Year)

   12/31/96

3.	Transaction Code (Instr. 8)

  	Code
	   G

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

  	Amount   	(A) or (D)    	Price
	   500	        	D

5.	Amount of Securities    	6.	Ownership Form:        	7.	Nature of Indirect
  	Beneficially Owned at  		Direct (D) or Indirect (I) 	Beneficial Ownership
  	End of Issuer's Fiscal  	(Instr. 4)	                	(Instr. 4)
  	Year (Instr. 3 and 4)

          	111,593                  	D
              	514                  	I                        	by wife
    Total 	112,107

TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially
 Owned (e.g., puts calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3)

  	NA

2.	Conversion or Exercise Price of Derivative Security

  	NA

3.	Transaction Date (Month/Day/Year)

  	NA

4.	Transaction Code (Instr. 8)

 		NA


5.	Number of Derivative Securities Acquired (A) or Disposed of (D)
   (Instr. 3, 4 and 5)

   	(A)      		(D)
    	NA       		NA

6.	Date Exercisable and Expiration Date (Month/Day/Year)

  	Date Exercisable	      	Expiration Date
	       	NA                  				NA

7.	Title and Amount of Underlying Securities (Instr. 3 and 4)

  	Title                 		Amount or Number of Shares
    	NA                      				NA

8.	Price of Derivative Security (Instr. 5)

  	NA

9.	Number of Derivative Securities Beneficially Owned at End of Year
   (Instr. 4)

  	Other options previously reported = 149,250

10.	Ownership Form of Derivative Security:  Direct (D) or Indirect (I)
    (Instr. 4)

   	D

11.	Nature of Indirect Beneficial Ownership (Instr. 4)

   	NA

Explanation of Responses:

   	NA



/s/ EDWARD L. GALLUP
Signature of Reporting Person

7/14/97
Date